US TUNGSTEN CORPORATION HIRES NEW CEO WITH 30+ YEARS OF EXPERIENCE WITHIN THE INDUSTRIAL METALS SPACE

Henderson, NV -- (Marketwire – February 26th, 2013) – US Tungsten Corporation (“US Tungsten” or “USTU”), (OTCQB: USTU), a company focused on becoming a near-term North American tungsten producer with the re-development of the historically productive Calvert Mine in SW Montana, is pleased to announce a key Management hire with the addition of Michael Olsher, Ph.D as new Chief Executive Officer. Dr. Olsher will replace Matthew Markin who was the interim CEO charged with the task of locating and attracting a long-term top executive with vast and diversified international experience spanning the industrial metals gamut, which the Board of Directors believe he has done with this announcement.

Dr. Michael Olsher is a well-known international steel and minerals senior executive, with expertise in management, transactional financing, economic decision-making, budgeting, sales and purchasing. His most recent experiences have been in industrial minerals and mining in South America, partnering with large international metals and mining companies, investigating new mineral supplies in these emerging markets. Having been employed by major metals and minerals companies, as well as having created his own steel and mineral enterprises, Dr. Olsher has over 30 years of seasoning as senior executive in the metals and minerals businesses. Dr. Mr. Olsher has worked as division head for multi-billion dollar companies such as ACLI International, Considar (now Traxys), and has served as a Director of Andal Corp. (AMEX listed) as head of their Steel Group.

Having earned a B.A. in Economics from the University of Pittsburgh, and an M.B.A. in Economics and Finance from N.Y.U. Graduate School of Business, he completed his Ph.D from Fordham University, studying under the world-famous industrial economist, Father William T. Hogan. Dr. Olsher has taught at Columbia University Graduate School of Business and at Fordham University Graduate School of Business.

Michael Olsher Ph.D, CEO -- US Tungsten commented:

“As the new CEO I am looking forward to applying my knowledge and experience I have gained throughout my career in the metals world. I have been involved in everything from mining raw materials, to manufacturing metal products, to international distribution, and am quite pleased to be working with US Tungsten as the Calvert Mine has historically produced tungsten, and will hopefully be the United States’ first tungsten mine in some several decades.”

ABOUT US TUNGSTEN CORP:

U.S. Tungsten Corp. was built upon one mandate: The best way to solve the looming crisis in domestic tungsten supplies is to find tungsten right here at home.

As a result, US Tungsten has assembled a team of tungsten experts who are skilled and experienced in the exploration of this strategic metal. The company’s initial focus is in the western US where tungsten was mined in the past, and is also home to many discoveries that remain undeveloped. The last tungsten mine in the US closed in 2000 and no domestic tungsten mining has occurred since. Historic tungsten mines and occurrences are found in the West, particularly in Montana, California, Nevada, Colorado and Arizona.

Beginning early in 2012, the company launched their specialty metals search in Montana. US Tungsten’s first acquisition was a property in the western portion of the state where historical mining has produced high grade tungsten through 1956 - 1957. Following our initial prospecting and assessment, we plan to conduct initial exploration in 2012 and 2013.

US Tungsten’s goal is to expand our holdings through aggressive prospecting and staking across the western U.S, building a domestic, secure project portfolio of tungsten and other specialty metals projects.

For further information, please visit the company’s website: www.ustungsten.com

SAFE HARBOR STATEMENT:

"Forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future including, but not limited to, additional acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. US Tungsten, Corp. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Tyler Troup, Managing Director

Circadian Group, Investor Relations

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